Towerstream Reports Third Quarter 2009 Results

Reports highest number of customer installations in company history

Middletown, RI, November 4, 2009 – Towerstream (NASDAQ: TWER), a leading wireless Internet service provider currently operating in nine major metropolitan areas, announced results for the third quarter ended September 30, 2009.

Operating Highlights:

•	Record number of customer installations of 257 in third quarter 2009, exceeding the previous quarterly high by 32%
•	Third quarter 2009 revenues increased 32% from the third quarter 2008
•	Adjusted EBITDA improved 20% compared to the second quarter 2009, decreasing from a loss of $0.7 million to a loss of $0.5 million
•	Gross margin remained strong at 75% during the third quarter 2009 which represented a 14% increase from 66% for the third quarter 2008
•	Eight of nine markets generating positive Adjusted EBITDA and all nine markets collectively are generating positive Adjusted EBITDA
•	Capital expenditures budget of $5.0 million for 2009 affirmed
•	Customer churn for the third quarter 2009 was 1.71%, compared to 1.90% for the second quarter 2009
•	Cash and cash equivalents totaled $18.2 million at September 30, 2009

Management Comments:

“We increased our customer base by almost 13% in the third quarter.  We believe this is a direct result of improved methods for capturing customer demand at a lower cost,” said Jeff Thompson, President and Chief Executive Officer.  “As the economy improves, this increase in market share and customer base gives us an opportunity to increase ARPU through service upgrades.  Finally, we believe that churn peaked during the second quarter and will continue to decrease over the balance of the year.”

“Our Adjusted EBITDA results improved 20% sequentially and we continue to move closer towards Adjusted EBITDA profitability,” stated Joseph Hernon, Chief Financial Officer.  “Gross margin remained strong at 75% and our goal is to raise all markets to the 80% gross margins reported by our larger markets.  Our core operating expenses decreased for the fifth consecutive quarter.  Finally, capital expenditures totaled almost $1.7 million as we expanded and strengthened our network to meet strong customer demand.  We expect total capital expenditures for 2009 to meet our fiscal target of $5.0 million.”

Selected Financial Data and Key Operating Metrics:
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	9/30/2009	6/30/2009	9/30/2008*
Selected Financial Data
Revenues	$3,783	$3,673	$2,870
Gross margin	75%	75%	66%
Operating expenses (1)	5,556	5,562	6,104
Operating loss (1)	(1,773)	(1,889)	(3,234)
Net loss (1)	(2,138)	(2,100)	(3,216)
Adjusted EBITDA (2)	(530)	(660)	(2,177)

Capital expenditures	$1,657	$1,071	$2,041

Key Operating Metrics
Churn rate (2)	1.71%	1.90%	1.22%
ARPU (2)	$731	$769	$831
ARPU of new customers (2)	$536	$547	$733

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.
(1) Includes stock-based compensation of $189, $229 and $188, respectively.
(2) See Non-GAAP Measures below for a definition and reconciliation of adjusted EBITDA, and definitions of Churn, ARPU and ARPU of new customers.

Analysis of Results of Operations and Financial Condition

Third Quarter 2009 Results of Operations

Revenues for the third quarter 2009 increased 3% from the second quarter 2009 and increased 32% compared to the third quarter 2008.  These increases were driven by growth in our customer base from approximately 1,200 customers at the end of the third quarter 2008 to approximately 1,800 at the end of third quarter 2009.

ARPU of new customers in the third quarter 2009 decreased 2% compared to the second quarter 2009 and decreased 27% compared to the third quarter 2008.  ARPU of all customers in the third quarter 2009 decreased 5% compared to the second quarter 2009 and decreased 12% compared to the third quarter 2008.  New customers continued to be cautious in their purchasing decisions which resulted in ARPU values below historical levels.

Customer churn for the third quarter 2009 of 1.71% decreased compared to 1.90% for the second quarter 2009 and increased compared to 1.22% for the third quarter 2008.  The higher churn in the third quarter 2009 compared to the third quarter 2008 reflects the effect of the ongoing economic recession on the Company’s commercial customer base. The sequential decrease from second quarter 2009 represents a concerted effort to improve customer service and reduce churn.

Gross margin remained stable in the third quarter 2009 compared to the second quarter 2009 and increased 14% compared to the third quarter 2008.  The year-over-year improvement in gross margin primarily related to a 49% increase in the number of customers, and the Company’s ability to add these customers onto its network at relatively low marginal cost.

Customer support expenses in the third quarter 2009 increased 12% compared to the second quarter 2009 and increased 11% compared to the third quarter 2008.  The increases reflect staffing additions and other costs incurred to support our growing customer base.  The Company remains focused on maintaining high levels of customer service and reducing churn.

Sales and marketing expenses in the third quarter 2009 remained flat compared to the second quarter 2009 and decreased 32% compared to the third quarter 2008.  The decrease is primarily related to lower department headcount which averaged 69 in the third quarter 2009 and 135 in third quarter 2008.  The Company continues to optimize its sales and marketing strategy, including the enhanced use of Internet-based marketing programs which has both increased qualified leads and enabled the Company to reduce headcount.  Sales and marketing headcount includes marketing, direct sales which includes account executives and sales managers, and indirect sales which includes sales operations, support and administration.

General and administrative expenses decreased 7% in the third quarter 2009 compared to the second quarter 2009 and decreased 5% compared to the third quarter 2008.  The sequential and the year-over-year decreases are attributable to lower payroll expense.

Net loss increased 2% in the third quarter 2009 compared to the second quarter 2009 and decreased 34% compared to the third quarter 2008.  The sequential increase was attributable to a non-cash unrealized loss on derivative financial instruments, partially offset by a decrease in general and administrative expenses.  The year-over-year improvement of 34% is attributable to a 32% increase in revenues and a 9% decrease in operating expenses.

Operating Outlook and Guidance:

•	Revenues for the fourth quarter 2009 are expected to range between $4.0 million to $4.1 million

•
Adjusted EBITDA loss for the fourth quarter 2009 is expected to range between $0.2 million to $0.3 million, excluding $0.1 million that the Company expects to spend related to efforts to secure grants under the U.S. Government’s Broadband Stimulus program

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”).  Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.  Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on adjusted EBITDA as a principle indicator of the operating performance of our business.  EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization.  We define adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, gain or loss on disposal of property and equipment, gain or loss on derivative instruments, and other non-operating income or expenses.  Adjusted EBITDA for a market also excludes corporate overhead expenses and other centralized costs.  We believe that adjusted EBITDA trends are valuable indicators of our markets’ relative performance, and  whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth.  The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period.  We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.  ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period.  Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues.  Market Cash Flow does not include (i) centralized costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, adjusted EBITDA, has been reconciled to Net loss as follows:

All amounts are in thousands except per share amounts

	Three months ended
	9/30/2009	6/30/2009	9/30/2008*
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA	$(530)	$(660)	$(2,177)
Interest expense	(185)	(186)	(106)
Interest income	4	9	124
Loss on derivative financial instruments	(184)	(34)	-
Loss on property and equipment	(18)	(18)	(12)
Depreciation	(1,036)	(982)	(857)
Stock-based compensation	(189)	(229)	(188)
Net loss	$(2,138)	$(2,100)	$(3,216)

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.

Summary Condensed Consolidated Financial Statements
	(Unaudited)	(Audited)
	September 30, 2009	December 31, 2008
Assets
Current Assets
Cash and cash equivalents	$18,207	$24,740
Accounts receivable, net	398	280
Other	242	319
Total Current Assets	18,847	25,339

Property and equipment, net	13,556	12,891

Other assets	1,162	1,058

Total Assets	33,565	39,288

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	884	1,395
Accrued expenses	1,055	861
Deferred revenues	1,047	986
Short-term debt, net of discount	2,705	2,607
Derivative liabilities	18	-
Other	74	78
Total Current Liabilities	5,783	5,927

Long-Term Liabilities
Derivative liabilities	330	-
Other	296	354
Total Long-Term Liabilities	626	354
Total Liabilities	6,409	6,281

Stockholders’ Equity
Common stock	35	34
Additional paid-in-capital	54,900	54,852
Accumulated deficit	(27,779)	(21,879)
Total Stockholders’ Equity	27,156	33,007
Total Liabilities and Stockholders’ Equity	$33,565	$39,288

	(Unaudited)		(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenues	$3,783	$2,870	$10,873	$7,446

Operating Expenses
Cost of revenues (exclusive of depreciation)	931	982	2,672	2,909
Depreciation	1,036	857	2,965	2,287
Customer support services	544	492	1,578	1,430
Sales and marketing	1,380	2,018	4,341	5,811
General and administrative	1,665	1,755	5,183	5,730
Total Operating Expenses	5,556	6,104	16,739	18,167
Operating Loss	(1,773)	(3,234)	(5,866)	(10,721)
Other Income (Expense)
Interest income	4	124	26	560
Interest expense	(185)	(106)	(553)	(394)
Loss on derivative financial instruments	(184)	-	(260)	-
Total Other Income (Expense)	(365)	18	(787)	166
Net Loss	$(2,138)	$(3,216)	$(6,653)	$(10,555)

Net loss per common share	$(0.06)	$(0.09)	$(0.19)	$(0.31)
Net loss per common share excluding stock-based compensation	$(0.06)	$(0.09)	$(0.18)	$(0.29)
Weighted average common shares outstanding – basic and diluted	34,610	34,557	34,598	34,536

	(Unaudited)
	Nine months ended September 30,
	2009	2008

Cash Flows From Operating Activities
Net loss	$(6,653)	$(10,555)
Non-cash adjustments:
Depreciation	2,965	2,287
Stock-based compensation	576	698
Other	708	456
Changes in operating assets and liabilities	(390)	825
Net Cash Used In Operating Activities	(2,794)	(6,289)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(3,683)	(5,929)
Other	(3)	(418)
Net Cash Used In Investing Activities	(3,686)	(6,347)

Cash Flows From Financing Activities
Repayment of capital leases	(23)	(36)
Repayment of short-term debt	(30)	-
Net Cash Used In Financing Activities	(53)	(36)

Net Decrease In Cash and Cash Equivalents	(6,533)	(12,672)

Cash and Cash Equivalents – Beginning	24,740	40,757
Cash and Cash Equivalents – Ending	$18,207	$28,085

Market data for the three months ended September 30, 2009
(in thousands)
Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$1,306	$257	$1,049	80%	$327	$722
Boston	996	157	839	84%	184	655
Los Angeles	497	87	410	82%	269	141
San Francisco	253	51	202	80%	109	93
Chicago	254	91	163	64%	114	49
Providence/Newport	127	38	89	70%	44	45
Seattle	112	54	58	52%	43	15
Miami	151	66	85	56%	92	(7)
Dallas-Fort Worth	87	63	24	28%	98	(74)
Total	$3,783	$864	$2,919	77%	$1,280	$1,639

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$1,639
Centralized costs (1)	(711)
Corporate expenses	(1,476)
Depreciation	(1,036)
Stock-based compensation	(189)
Other income (expense)	(365)
Net loss	$(2,138)

Market data for nine months ended September 30, 2009
(in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$3,865	$682	$3,183	82%	$953	$2,230
Boston	2,965	493	2,472	83%	582	1,890
Los Angeles	1,345	236	1,109	82%	778	331
San Francisco	712	151	561	79%	337	224
Providence/Newport	394	112	282	72%	158	124
Chicago	677	260	417	62%	357	60
Miami	411	192	219	53%	309	(90)
Seattle	315	179	136	43%	230	(94)
Dallas-Fort Worth	189	177	12	6%	342	(330)
Total	$10,873	$2,482	$8,391	77%	$4,046	$4,345

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$4,345
Centralized costs (1)	(2,063)
Corporate expenses	(4,607)
Depreciation	(2,965)
Stock-based compensation	(576)
Other income (expense)	(787)
Net loss	$(6,653)
(1) Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in Centralized    costs in the Market Data table because they are not specific to any market.  These costs totaled $67 and $190 for the three and nine months ended September 30, 2009, respectively.

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on November 4, 2009 at 5:00 p.m. EST to review results and provide an update on business developments.

Interested parties may participate in the conference by dialing 888-205-6439 or 913-312-0697 (for international callers). A telephonic replay of the conference may be accessed approximately three hours after the call through November 12, 2009 at 11:59 p.m. EST by dialing 888-203-1112 or 719-457-0820 (for international callers) using pass code 6802497.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/events.cfm.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days.  Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for VoIP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities.  All of Towerstream’s products are backed by its Service Level Agreement (SLA) and the ability to be up and running within a week.  Towerstream currently serves businesses of all sizes in New York, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth and Providence/Newport, RI.

For more information, visit www.towerstream.com.

About Towerstream Corporation
Towerstream is a leading wireless Internet service provider in the U.S., delivering high-speed Internet access to businesses.  Founded in 2000, the Company has established networks in nine markets including New York City, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth, and the greater Providence area where the Company is based.  The Company was the first carrier selected to join the WiMAX Forum to assist leading vendors in establishing industry compliance with international broadband wireless access standards and cross-vendor interoperability.  Towerstream was awarded two 2008 Telephony Innovation  Awards for Most Innovative Broadband Wireless Service and Most Innovative Small Business Service and the Best of WiMAX World 2008 Service Provider Deployment Award for its New York City network.

Safe Harbor
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

MEDIA CONTACT:
Amanda Lordy
Dukas Public Relations
212-704-7385
amanda@dukaspr.com